EXHIBIT 5

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is dated as of November 28, 2014, by and among Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas (the foregoing individuals being collectively referred to as the “Concerned Shareholders”) and Full House Resorts, Inc., a Delaware corporation (the “Company”).

WHEREAS, on October 28, 2014, members of the Concerned Shareholders filed with the Securities and Exchange Commission (the “SEC”) and mailed to the stockholders of the Company a definitive consent solicitation statement (the “Solicitation Statement”) seeking to call a special meeting of the Company’s stockholders for the purpose, among other things, of electing Daniel R. Lee, Bradley M. Tirpak, Ellis Landau, Ray Hemmig and W.H. Baird Garrett (collectively, the “Concerned Shareholders’ Candidates”) to the Board of Directors of the Company (the “Board”) and amending the Amended and Restated By-Laws of the Company (as may be amended from time to time, the “Bylaws”) (the “Solicitation”);

WHEREAS, the Concerned Shareholders have expressed their intention to solicit votes for the election of the Concerned Shareholders’ Candidates by means of a definitive proxy statement and proxy card (the “Potential Proxy Contest”);

WHEREAS, on November 4, 2014, Craig W. Thomas made a demand to the Company to inspect certain books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law (the “Section 220 Demand”); and

WHEREAS, the Company and the Concerned Shareholders have determined that the interests of the Company and its stockholders would be best served at this time by, among other things, amicably resolving the Solicitation, the Potential Proxy Contest and the Section 220 Demand and the substantial expense and disruption that will continue to result therefrom, without any admission of liability by any party or by any officer or director of the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Board Size and Management.

(a) Effective as of the date hereof, the Company has entered into a Separation Agreement with each of Andre M. Hilliou and Mark J. Miller (collectively, the “Former Officers”), providing for, among other things, the termination of employment of each Former Officer and the resignation of each Former Officer from the Company’s Board, in substantially the forms attached hereto as Exhibits A-1 and A-2, respectively.

(b) Effective as of the date hereof, the Company has entered into an Employment Agreement with Daniel R. Lee, providing for, among other things, the terms of Daniel R. Lee’s employment with the Company, in substantially the form attached hereto as Exhibit B.

(c) Effective as of the date hereof, the Board has (i) increased the size of the Board to nine (9) directors and (ii) appointed W.H. Baird Garret, Raymond Hemmig, Ellis Landau, Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas (the “Concerned Shareholders’ Nominees”) to the Board. The Company agrees to nominate each of Kenneth R. Adams, Carl G. Braunlich, Kathleen Marshall and each of the six Concerned Shareholders’ Nominees (collectively, the “2015 Nominees”) for election at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”) and recommend that the stockholders of the Company vote to elect the 2015 Nominees as directors at the 2015 Annual Meeting. The Company and each of the Concerned Shareholders’ Nominees shall make all necessary filings required in connection with the election of the Concerned Shareholders’ Nominees with any governmental or regulatory authority that has, or may have, jurisdiction over the Company.

(d) At the 2015 Annual Meeting, each member of the Concerned Shareholders agrees to vote all shares of stock beneficially owned by such member and its Affiliates in person or by proxy in favor of the election of the 2015 Nominees.

2. Solicitation and Section 220 Demand Withdrawal; Potential Proxy Contest; Nominee Information.

(a) The Concerned Shareholders shall cease and discontinue, directly or indirectly, any and all efforts with respect to the Solicitation and the Potential Proxy Contest.

(b) Craig W. Thomas hereby withdraws the Section 220 Demand dated November 4, 2014, which withdrawal shall be irrevocable.  Craig W. Thomas and the Concerned Shareholders shall cease, directly or indirectly, any and all efforts with respect to such Section 220 Demand.

(c) The Concerned Shareholders shall promptly provide to the Company any information regarding any of the Concerned Shareholders’ Nominees reasonably requested by the Company that is required for inclusion in any of the Company’s filings with the SEC or any other governmental or regulatory authority that has, or may have, jurisdiction over the Company.

3. Additional Agreements.

(a) Standstill Agreement.  For a period commencing on the date hereof and ending upon the Standstill Termination Date, and subject to any rights granted to the Concerned Shareholders in this Agreement, each member of the Concerned Shareholders shall not, and shall cause each of its Affiliates, Associates and representatives acting on such member’s behalf or on behalf of other persons acting in concert with such member in any manner, either directly or indirectly, not to, without the prior written consent of the majority of the Disinterested Directors:

(i) collectively acquire or seek to acquire more than twenty percent (20%) of the then outstanding voting securities of the Company (aggregating the acquisitions of all such persons); provided, however, that any equity-based compensation awarded to any member of the Concerned Shareholders by the Board shall be excluded from the limits of this Section 3(a)(i);

(ii) solicit proxies (or written consents), become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act or join in or participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) soliciting proxies (or written consents) in each case with respect to any voting securities of the Company in opposition to the recommendation or proposal of the Board with respect to (A) the election of directors to the Board, (B) any Section 14a-8 stockholder proposals to be voted on at an annual or special meeting of stockholders, or (C) the amendment of any provision of the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Charter”) or Bylaws;

(iii) seek to call, or to request the call of, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company;

(iv) nominate persons for election to, or seek to remove any person from, the Board or propose any other business at any annual or special meeting of stockholders, or solicit written consents to take any action pursuant to the Charter or the Bylaws;

(v) directly or indirectly seek, initiate, join in, propose or make any public statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, any merger, consolidation, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure and composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or other business combination involving the Company, its subsidiaries or its business (each, an “Extraordinary Transaction”);

(vi) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any material portion of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(vii) commence, encourage or support any derivative action in the name of the Company or any class action or other litigation against the Company with respect to any facts or events occurring or arising prior to the date hereof or relating to any potential strategic transactions pursued by the Company; or

(viii) take any action to (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in such matter in any of the activities set forth in Sections 3(a)(i)-(vii) of this Agreement, (B) take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in Sections 3(a)(i)-(vii) of this Agreement, (C) enter into any discussions or arrangements with any third party with respect to any of the foregoing, (D) waive, modify or amend any provision of this Section 3(b) or (E) take any action challenging the validity or enforceability of any provisions of this Section 3.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict any member of the Concerned Shareholders or any Concerned Shareholders’ Nominee from: (A) exercising his rights and fiduciary duties as a director of the Company, nor will this Agreement be deemed to restrict any action of any Concerned Shareholders’ Nominee after the date hereof in his capacity as a director of the Company, (B) voting all of his voting securities of the Company in his discretion, (C) communicating privately with the Board or any of the Company’s officers regarding any matter, or (D) making any public statement or announcement with respect to an Extraordinary Transaction proposed by the Company that requires a vote of the stockholders and that is publicly announced by the Company after the date of this Agreement.

(b) Expenses.  Concurrently with the execution of this Agreement, pursuant to wire instructions provided to the Company prior to the date hereof along with copies of invoices and a certification that the rates charged represent standard rates without premium, the Company shall reimburse the Concerned Shareholders and its service providers for their actual out-of-pocket expenses incurred in connection with, and related to, the Solicitation, the Potential Proxy Contest and Section 220 Demand; provided, however, that such reimbursement shall not exceed $215,000 in the aggregate.  Except as otherwise provided in this section, all attorneys’ fees, costs and expenses incurred by each of the parties hereto shall be borne by such party.

(c) As used in this Agreement:

(i) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(ii) the term “Disinterested Directors” shall mean the directors serving on the Board other than the Concerned Shareholders’ Nominees;

(iii) the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

(iv) the term “Standstill Termination Date” shall mean the earlier of (A) the date that is the conclusion of the Company’s 2016 annual meeting of stockholders or (B) 14 days after the Company receives notice from the Concerned Shareholders of a material breach by the Company of any obligation under this Agreement which has not been cured, provided, however, if such material breach cannot be cured, the date on which the Company receives such notice.

4. Concerned Shareholders Release.  Except for the obligations of the Company and its Board pursuant to this Agreement, each member of the Concerned Shareholders, each for themselves and for their respective family members, predecessors, heirs, personal representatives, successors and assigns, hereby fully, forever, irrevocably and unconditionally remise and release the Company and (a) any subsidiary, related and affiliated companies, (b) its predecessors, successors and assigns and (c) its current and past officers and directors, including but not limited to Kenneth R. Adams, Carl G. Braunlich, Andre M. Hilliou, Kathleen Marshall and Mark J. Miller (the “Current Company Directors”), agents and employees (the Company and the persons and entities included in subparagraphs (a) (b) and (c) are hereinafter referred to jointly and severally as the “Company Released Parties”) of and from any and all claims, complaints, causes of action, suits, damages, costs, attorneys’ fees, charges, liabilities and obligations of any kind, nature or description whatsoever, which any of them ever had, now have or hereafter can, shall or may have, against the Company Released Parties, whether now known or unknown, in law or in equity, in contract or in tort, pursuant to statute or otherwise, and whether asserted or unasserted and liquidated or unliquidated, arising out of, based upon or related to: (i) any and all press releases, website releases, public statements or other solicitations or communications made by the Company Released Parties between October 9, 2014 and the present; (ii) the amendment to the Company’s Bylaws and other actions of the Company Released Parties taken relating to the Solicitation, the Potential Proxy Contest or the Section 220 Demand; (iii) the scheduling of the 2015 Annual Meeting; and (iv) any other action taken or not taken by the Company Released Parties occurring from the beginning of time to the present; provided, however, that this release shall not prohibit the Concerned Shareholders’ receipt of proceeds in any class action lawsuit initiated by a person unaffiliated with the Concerned Shareholders on the same basis as the Company’s other non-initiating stockholders within such class.

5. Company Release.  Except for the obligations of the Concerned Shareholders pursuant to this Agreement, the Company Released Parties and the Company, for itself and for (a) its subsidiaries, related and affiliated companies, (b) its predecessors, successors and assigns and (c) its current and past officers and directors, including but not limited to the Current Company Directors, agents and employees, and, in each case hereby fully, forever, irrevocably and unconditionally remise and release the Concerned Shareholders and their respective family members, predecessors, heirs, agents, personal representatives, successors and assigns and the other Concerned Shareholders’ Nominees (collectively referred to hereinafter jointly and severally as the “Concerned Shareholders’ Released Parties”) of and from any and all claims, complaints, causes of action, suits, damages, costs, attorneys’ fees, charges, liabilities and obligations of any kind, nature or description whatsoever, which any of them ever had, now have or hereafter can, shall or may have, against the Concerned Shareholders’ Released Parties, whether now known or unknown, in law or in equity, in contract or in tort, pursuant to statute or otherwise, and whether asserted or unasserted and liquidated or unliquidated, arising out of, based upon or related to: (i) any and all press releases, website releases, public statements or other solicitations or communications made by the Concerned Shareholders’ Released Parties between October 9, 2014 and the present; (ii) any actions of the Concerned Shareholders’ Released Parties relating to the Solicitation, the Potential Proxy Contest or the Section 220 Demand; and (iii) any other action taken or not taken by the Concerned Shareholders’ Released Parties occurring from the beginning of time to the present.

6. Representations, Warranties and Covenants.

(a) The members of the Concerned Shareholders represent, warrant and covenant, each as to himself, as follows:

(i) Each member of the Concerned Shareholders has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii) This Agreement has been duly and validly authorized, executed and delivered by each member of the Concerned Shareholders, constitutes a valid and binding obligation and agreement of each such member and is enforceable against each such member in accordance with its terms.

(iii) The execution by each member of the Concerned Shareholders of this Agreement and the performance by each member of the Concerned Shareholders’ obligations hereunder does not and will not violate any law, any order of any court or other agency of government; provided, however, that any failure to satisfy the gaming regulatory requirements applicable to the Company with respect to the appointment of any Concerned Shareholders’ Nominee pursuant to this Agreement shall not be deemed a breach of this Section 6(a)(iii); provided, further, that it is understood that in no event shall the effect of any reimbursement payment or severance or other payments arising out of this Agreement or the Separation Agreements between the Company and the Former Officers be deemed to be a breach of this representation and warranty.

(b) The Company hereby represents, warrants and covenants as follows:

(i) The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii) This Agreement has been duly and validly authorized, executed and delivered by the Company, does not require the approval of the stockholders of the

Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

(iii) The Company’s execution of this Agreement and the performance by the Company of its obligations hereunder does not and will not violate any law, any order of any court or other agency of government, the Charter or the Bylaws; provided, however, that any failure to satisfy the gaming regulatory requirements applicable to the Company with respect to the appointment of any Concerned Shareholders’ Nominee pursuant to this Agreement shall not be deemed a breach of this Section 6(b)(iii). The Company covenants and agrees to use, and to cause its officers, directors and advisors to use, their best efforts to assist the Concerned Shareholders’ Nominees to become licensed by the applicable gaming regulatory agencies to the extent necessary or advisable.

7. Specific Performance.  Each of the members of the Concerned Shareholders, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto could occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury may not be adequately compensable in damages.  It is accordingly agreed that the members of the Concerned Shareholders, on the one hand, and the Company, on the other hand, shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.  In the event any party brings an action to enforce any of the terms of this Agreement, such action shall only be brought in the United States District Court for the District of Nevada.

8. Press Release and Other Public Disclosures.

(a) Promptly following the execution and delivery of this Agreement, the Company and the Concerned Shareholders shall issue a joint press release, in such form as approved by the Company and the Concerned Shareholders (the “Press Release”) and the Company shall file a Current Report on Form 8-K with the SEC disclosing and attaching as exhibits this Agreement and the Press Release, each in the form attached hereto as Exhibit C.  None of the parties hereto will make any public statements or issue any press release (including in any filings with the SEC or any other regulatory or governmental agency, including any stock exchange) concerning or relating to this Agreement, the Solicitation, the Potential Proxy Contest or the Section 220 Demand other than the statements in the Press Release and the Form 8-K without (a) in the case of the Company, the prior written approval of a member of the Concerned Shareholders, not to be unreasonably withheld, and (b) in the case of the Concerned Shareholders, the prior written approval of the Company, not to be unreasonably withheld.  From the date hereof to the date 90 days from the date hereof, no member of the Concerned Shareholders will make any public statement or issue any press release, as a member of or on behalf of the Concerned Shareholders, concerning or relating to any action or decision taken or made or not taken or made by the Company or the Board.

(b) The foregoing shall not prevent the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, applicable listing requirements or otherwise legally required; provided, however, that the party from which such information is compelled shall provide the other party with prior written notice if feasible of the making of such compelled disclosure promptly so that such other party may seek a protective order or other remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is denied, and such party or any of its representatives are nonetheless legally compelled to disclose such information, such party or its representative, as the case may be, will furnish only that portion of such information that is legally required, in the advice of counsel, and will exercise best efforts to obtain assurances that confidential treatment will be accorded to such information.

9. Mutual Non-Disparagement. Each of the Company, the Company Released Parties and the Concerned Shareholders covenant and agree that for a period of two years, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the other parties or such other parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a party or a parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a party or a parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services or the Concerned Shareholders’ Nominees.

10. No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11. Successors and Assigns.  All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the successors and permitted assigns of each of the parties hereto.  No party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other parties.

12. Entire Agreement; Amendments; Interpretation and Construction.  This Agreement, including the Exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement.  This Agreement may be amended only by a written instrument duly executed by the Company and the Concerned Shareholders or their respective heirs, personal representatives, successors or assigns.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

13. Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Full House Resorts, Inc.

4670 S. Fort Apache Road, Suite 190

Las Vegas, Nevada 89147

Attn: General Counsel

with a copy to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

Attn: Steven B. Stokdyk

If to the Concerned Shareholders (or any member thereof):

Shareholder Advocates for Value Enhancement

c/o Craig W. Thomas

2100 Crescent Avenue, Suite 100

Charlotte, North Carolina 28207

Attn: Craig W. Thomas

with a copy to:

Schulte, Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attn: David E. Rosewater

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this section.

15. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

16. Counterparts.  This Agreement may be executed in counterparts and by facsimile or e-mail in portable documents format (.pdf), each of which shall be an original, but all of which together shall constitute one and the same Agreement.

17. Severability.  If any provision or clause of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, such provision or clause shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, such provision shall be stricken, and the remaining provisions hereof will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the transactions contemplated hereby are not affected in any manner materially adverse to any party.

18. No Third Party Beneficiaries.  Except for the Company Released Parties and the Concerned Shareholders’ Released Parties pursuant to Sections 4 and 5 of this Agreement, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not enforceable by any other person.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

FULL HOUSE RESORTS, INC.

By: /s/ Carl Braunlich

Name: Carl Braunlich

Title: Director

[Signature Page to Settlement Agreement]

By: /s/ Daniel R. Lee
Name: Daniel R. Lee

By: /s/ Bradley M. Tirpak
Name: Bradley M. Tirpak

By: /s/ Craig W. Thomas
Name: Craig W. Thomas

[Signature Page to Settlement Agreement]

Exhibit A-1

Separation Agreement of Andre M. Hilliou

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of November 28, 2014, by and between Full House Resorts, Inc., a Delaware corporation (the “Company”) and Andre Hilliou (“Executive”).

WHEREAS, the Company and Executive have previously entered into that certain Employment Agreement, dated July 17, 2007 (the “Employment Agreement”), which provides for Executive’s employment as Chief Executive Officer of the Company; and

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Termination of Employment and Employment Agreement

1.1. Resignations. Effective as of the date hereof, Executive hereby resigns from any and all officer positions (including as Chief Executive Officer and/or directorships Executive may hold with the Company or any of its subsidiaries or affiliates. Company acknowledges and agrees that such resignations will not constitute a material breach by Executive of the Employment Agreement or in any event give rise to “Cause” for purposes of termination of the Employment Agreement. Following the date hereof, Executive will continue as an employee of the Company until the Separation Date (as defined below). Executive acknowledges and agrees that such resignation and any action taken by the Company in connection therewith (including without limitation the appointment of a new Chief Executive Officer of the Company) will not constitute a termination of his employment by Executive for “Good Reason” (each, as defined in the Employment Agreement, or an event giving rise to a “Good Reason” termination for purposes of the Employment Agreement or any other agreement between Executive and the Company.

1.2. Termination of Employment. Effective as of the earlier of (i) the execution of consents by the parties to (A) that certain First Lien Credit Agreement, dated as of June 29, 2012, by and between the Company and the parties named therein (as amended from time to time, the “First Lien Credit Agreement”) and (B) that certain Second Lien Credit Agreement, dated as of October 1, 2012, by and between the Company and the parties named therein (as amended from time to time, the “Second Lien Credit Agreement”), providing that payments made pursuant to this Agreement and the Settlement Agreement (as defined below)

shall not constitute a breach of the Company’s obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement, (ii) the date upon which the Company may determine, in its sole discretion, that payments made pursuant to this Agreement and the Settlement Agreement shall not constitute a breach of the Company’s obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement and (iii) any other date as determined by the Company in the Company’s sole discretion (the “Separation Date”), Executive’s employment with the Company and its subsidiaries and affiliates shall terminate and Executive shall cease to be an employee and/or officer of any and all of the foregoing. The parties hereby acknowledge and agree that Executive’s termination of employment hereunder constitutes a termination of employment by the Company without “Cause” for purposes of, and as defined in, the Employment Agreement, and constitutes a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h). The Company agrees to use its reasonable best efforts to obtain such consent by the parties to the First Lien Credit Agreement and the Second Lien Credit Agreement.

1.3. Termination of Employment Agreement. As of the Separation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor Executive shall have any further obligations thereunder; provided, however, that the Company’s obligation to pay to Executive accrued amounts payable to Executive through the Separation Date and the provisions of Section 10 (Confidential Information), Section 11 (Non-Competition), Section 13 (Arbitration) and Section 14 (Right to Cure) of the Employment Agreement shall survive such termination of the Employment Agreement. Executive acknowledges and agrees that all compensation, benefits and other obligations due to Executive by the Company through the Separation Date, whether by contract or law, have been or will be paid or otherwise satisfied in full (including without limitation salary, bonuses and accrued but unused vacation earned through the Separation Date).

1.4. Return of Property. No later than the Separation Date, Executive shall return to the Company all Company property in his possession, including without limitation, keys, credit cards, telephone calling cards, customer lists, confidential information, manuals, books, notebooks, financial statements, reports and other documents except for Executive’s cellular telephone and laptop computer.

2.	Equity Awards; Severance; 280G Best Pay Cap

2.1. Restricted Stock. Each outstanding share of the Company’s restricted common stock granted pursuant to the Company’s Amended and Restated 2006 Incentive Compensation Plan that is held by Executive shall become immediately vested in full as of the date hereof. The Company shall pay costs associated with removing any restrictions from such shares.

2.2 Severance. In addition to any accrued but unpaid salary and vacation earned by Executive through the Separation Date, in consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the Release (as defined below), and Executive’s continued compliance with the terms and conditions of this Agreement, including without limitation, the confidentiality and non-competition covenants described in Section 4 below, the Company shall pay or provide to Executive the following:

(a) An amount equal to $644,724 (the “Severance Amount”). The Severance Amount shall be paid (i) $429,816 in a single lump sum on the 8th day after the Separation Date and (ii) $214,908 in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on the Separation Date and ending on the six-month anniversary of the Separation Date; provided, however, that no payments under this Section 2.3(a)(ii) shall be made prior to the first payroll date occurring on or after the 8th day following the Separation Date (such payroll date, the “First Payroll Date”), with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon.

(b) During the period commencing on the Separation Date and ending on the earlier of (i) December 31, 2015 and (ii) the date on which Executive becomes eligible to receive comparable group health insurance coverage under a subsequent employer’s plans, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code (COBRA), the Company shall continue to provide Executive and Executive’s eligible dependents with coverage under its group health plans at no cost and at the same levels to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Separation Date, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

2.3  280G Best Pay Cap.

(a) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments under this Agreement shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

3.	Release of Claims

Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2.2, Executive shall execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit A (the “Release”). In addition, the Company shall execute a general release of claims in substantially the form attached hereto as Exhibit B.

4.	Indemnity

The Company confirms and agrees that it shall fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advance of expenses) or exculpation existing in favor of Executive under the Company’s certificate of incorporation and bylaws, as amended and as in effect on the date hereof.

5.	Reaffirmation of Prior Agreements

Executive hereby acknowledges and agrees that Executive is bound by certain confidentiality and non-competition covenants set forth in Sections 10 and 11 of the Employment Agreement. Notwithstanding anything to the contrary contained in this Agreement, Executive hereby reaffirms the covenants and provisions set forth in Sections 10 and 11 of the Employment Agreement and acknowledges and agrees that the provisions of Sections 10 and 11 of the Employment Agreement shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect. In addition, the Company and Executive acknowledge and agree that Executive has certain third-party beneficiary rights pursuant to that certain Settlement Agreement by and among Daniel R. Lee, Bradley M. Tirpak, Craig W. Thomas, among others, and the Company (the “Settlement Agreement”).

6.	Dispute Resolution

6.1. Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Las Vegas, Nevada in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Nevada Uniform Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of Nevada, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

6.2. Waiver of Jury Trial. By submitting a dispute to arbitration, the parties hereto understand that they will not enjoy the benefits of a jury trial. Accordingly, the parties hereto expressly waive the right to a jury trial.

6.3. Nonexclusive Remedy. Notwithstanding the above provisions regarding arbitration, the parties each retain their respective rights to seek injunctive relief or other provisional remedies provided under the law in any court having competent jurisdiction.

7.	Miscellaneous

7.1. Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may, with Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

7.2. Withholding. The Company may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.3. Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

7.4. Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution; provided, however, that this Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive’s estate, heirs, beneficiaries, executors, and legal representatives, and Executive may designate one or more beneficiaries with respect to Executive’s rights under this Agreement upon Executive’s death. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.5. Final and Entire Agreement; Amendment. This Agreement, together with the Release, represents the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Agreement.

7.6. Consultation with Counsel. Executive acknowledges that (a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement and has been advised to do so by the Company, and (b) Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

7.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to principles of conflict of laws that would result in the application of any law other than that of the State of Nevada.

7.8. Cooperation. Executive agrees that, after the Separation Date, upon the reasonable request of the Company, Executive shall cooperate with and assist the Company in undertaking and preparing for legal and other proceedings relating to the affairs of the Company and its subsidiaries. Executive shall be reimbursed for the reasonable expenses Executive incurs in connection with any such cooperation and/or assistance, and shall receive from the Company reasonable per diem compensation in connection therewith. Any such reimbursements and per diem compensation shall be paid to Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Executive’s timely submission to the Company of proper documentation with respect thereto). In addition, for a period of three months following the Separation Date, Executive agrees that he will use commercially reasonable efforts to cooperate with the Company, subject to his professional availability and at the expense of the Company, as may be reasonably requested by the Company, from time to time, to consult, advise and provide relevant input with respect to (a) the Company’s current year-end audit process, (b) any internal investigation or administrative, regulatory or judicial proceeding involving matters that were within the scope of Executive’s duties and responsibilities to the Company and its affiliates during your employment with the Company, and (c) the transition of Executive’s job duties and responsibilities.

7.9. Non-Disparagement. Executive covenants and agrees that Executive will not, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the Company, Daniel R. Lee, Bradley M. Tirpak or Craig W. Thomas or any of their respective subsidiaries, affiliates, successors, assigns, officers (including any current officer of the Company or its subsidiaries who no longer serves in such capacity following the execution of this Agreement or any new officer of the Company following execution of this Agreement), directors (including any current director of the Company or its subsidiaries who no longer serves in such capacity following the execution of this Agreement or any new director of the Company following execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services. The Company covenants and agrees that it will not, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that would reasonably be expected to disparage Executive. Notwithstanding the foregoing, this Section 6.9 shall not preclude Executive or the Company from making any statement to the extent required by law or legal process.

7.10. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company:

Full House Resorts, Inc.

4670 South Fort Apache Road

Suite 190

Las Vegas, Nevada 89147

Attn: General Counsel

with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071-1560
Attn: Steven B. Stokdyk

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first above written.

EXECUTIVE

__________________________________

Andre Hilliou

FULL HOUSE RESORTS, INC.,
a Delaware corporation

By:________________________________
Name: Carl Braunlich
Title: Director

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, except for the undersigned’s rights under that certain Separation Agreement, dated as of November 28, 2014, by and between Full House Resorts, Inc. (the “Company”) and the undersigned (the “Separation Agreement”), the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its partners, subsidiaries, associates, affiliates, predecessors, successors, heirs, assigns, agents, directors, officers, employees, stockholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the service relationship, employment or termination of service or employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the Nevada Fair Employment Practices Act. Notwithstanding the foregoing, this Release shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under the Separation Agreement or (ii) to indemnification and/or advancement of expenses pursuant to any indemnification arrangement covering the undersigned.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

    (A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

    (B) HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

    (C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them,

and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, 20__.

____________________________

      Andre Hilliou

EXHIBIT B

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, which are set forth in that certain Employment Agreement, dated July 17, 2007 (the “Employment Agreement”) between Full House Resorts, Inc. (the “Company”) and Andre Hilliou (“Executive”), the Company, for itself and for (a) its subsidiaries, related and affiliated companies, (b) its predecessors, successors and assigns (c) its current and past officers and directors, and (d) its agents and employees, and in each case does hereby release and forever discharge the “Releasees” hereunder, consisting of Executive and his heirs and assigns, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Company or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Notwithstanding the foregoing, this General Release shall not operate to release any Claims which the undersigned may have relating to or arising out of (i) Executive’s intentional, willful or reckless misconduct or (ii) Executive’s fraud or breach of fiduciary duty (the “Unreleased Claims”).

The Company represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which it may have against the Releasees, or any of them. The Company agrees that if it or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the Company agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The Company further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company.

IN WITNESS WHEREOF, the Company has executed this Release as of this ___ day of ________, 20__.

FULL HOUSE RESORTS, INC.

By:_______________________________

Its: Vice Chairman of the Board of Directors

Exhibit A-2

Separation Agreement of Mark J. Miller

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of November 28, 2014, by and between Full House Resorts, Inc., a Delaware corporation (the “Company”) and Mark Miller (“Executive”).

WHEREAS, the Company and Executive have previously entered into that certain Employment Agreement, dated July 17, 2007 (the “Employment Agreement”), which provides for Executive’s employment as Chief Operating Officer of the Company; and

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Termination of Employment and Employment Agreement

1.1. Resignations. Effective as of the date hereof, Executive hereby resigns from any and all officer positions (including as Chief Operating Officer and/or directorships Executive may hold with the Company or any of its subsidiaries or affiliates. Company acknowledges and agrees that such resignations will not constitute a material breach by Executive of the Employment Agreement or in any event give rise to “Cause” for purposes of termination of the Employment Agreement. Following the date hereof, Executive will continue as an employee of the Company until the Separation Date (as defined below). Executive acknowledges and agrees that such resignation and any action taken by the Company in connection therewith (including without limitation the appointment of a new Chief Operating Officer of the Company) will not constitute a termination of his employment by Executive for “Good Reason” (each, as defined in the Employment Agreement, or an event giving rise to a “Good Reason” termination for purposes of the Employment Agreement or any other agreement between Executive and the Company.

1.2. Termination of Employment. Effective as of the earlier of (i) the execution of consents by the parties to (A) that certain First Lien Credit Agreement, dated as of June 29, 2012, by and between the Company and the parties named therein (as amended from time to time, the “First Lien Credit Agreement”) and (B) that certain Second Lien Credit Agreement, dated as of October 1, 2012, by and between the Company and the parties named therein (as amended from time to time, the “Second Lien Credit Agreement”), providing that payments made pursuant to this Agreement and the Settlement Agreement (as defined below)

shall not constitute a breach of the Company’s obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement, (ii) the date upon which the Company may determine, in its sole discretion, that payments made pursuant to this Agreement and the Settlement Agreement shall not constitute a breach of the Company’s obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement and (iii) any other date as determined by the Company in the Company’s sole discretion (the “Separation Date”), Executive’s employment with the Company and its subsidiaries and affiliates shall terminate and Executive shall cease to be an employee and/or officer of any and all of the foregoing. The parties hereby acknowledge and agree that Executive’s termination of employment hereunder constitutes a termination of employment by the Company without “Cause” for purposes of, and as defined in, the Employment Agreement, and constitutes a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h). The Company agrees to use its reasonable best efforts to obtain such consent by the parties to the First Lien Credit Agreement and the Second Lien Credit Agreement.

1.3. Termination of Employment Agreement. As of the Separation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor Executive shall have any further obligations thereunder; provided, however, that the Company’s obligation to pay to Executive accrued amounts payable to Executive through the Separation Date and the provisions of Section 10 (Confidential Information), Section 11 (Non-Competition), Section 13 (Arbitration) and Section 14 (Right to Cure) of the Employment Agreement shall survive such termination of the Employment Agreement. Executive acknowledges and agrees that all compensation, benefits and other obligations due to Executive by the Company through the Separation Date, whether by contract or law, have been or will be paid or otherwise satisfied in full (including without limitation salary, bonuses and accrued but unused vacation earned through the Separation Date).

1.4. Return of Property. No later than the Separation Date, Executive shall return to the Company all Company property in his possession, including without limitation, keys, credit cards, telephone calling cards, customer lists, confidential information, manuals, books, notebooks, financial statements, reports and other documents except for Executive’s cellular telephone and laptop computer.

2.	Equity Awards; Severance; 280G Best Pay Cap

2.1. Restricted Stock. Each outstanding share of the Company’s restricted common stock granted pursuant to the Company’s Amended and Restated 2006 Incentive Compensation Plan that is held by Executive shall become immediately vested in full as of the date hereof. The Company shall pay costs associated with removing any restrictions from such shares.

2.2 Severance. In addition to any accrued but unpaid salary and vacation earned by Executive through the Separation Date, in consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the Release (as defined below), and Executive’s continued compliance with the terms and conditions of this Agreement, including without limitation, the confidentiality and non-competition covenants described in Section 4 below, the Company shall pay or provide to Executive the following:

(a) An amount equal to $599,830 (the “Severance Amount”). The Severance Amount shall be paid (i) $399,887 in a single lump sum on the 8th day after the Separation Date and (ii) $199,943 in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on the Separation Date and ending on the six-month anniversary of the Separation Date; provided, however, that no payments under this Section 2.3(a)(ii) shall be made prior to the first payroll date occurring on or after the 8th day following the Separation Date (such payroll date, the “First Payroll Date”), with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon.

(b) During the period commencing on the Separation Date and ending on the earlier of (i) December 31, 2015 and (ii) the date on which Executive becomes eligible to receive comparable group health insurance coverage under a subsequent employer’s plans, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code (COBRA), the Company shall continue to provide Executive and Executive’s eligible dependents with coverage under its group health plans at no cost and at the same levels to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Separation Date, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

2.3  280G Best Pay Cap.

(a) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments under this Agreement shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

3.	Release of Claims

Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2.2, Executive shall execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit A (the “Release”). In addition, the Company shall execute a general release of claims in substantially the form attached hereto as Exhibit B.

4.	Indemnity

The Company confirms and agrees that it shall fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advance of expenses) or exculpation existing in favor of Executive under the Company’s certificate of incorporation and bylaws, as amended and as in effect on the date hereof.

5.	Reaffirmation of Prior Agreements

Executive hereby acknowledges and agrees that Executive is bound by certain confidentiality and non-competition covenants set forth in Sections 10 and 11 of the Employment Agreement. Notwithstanding anything to the contrary contained in this Agreement, Executive hereby reaffirms the covenants and provisions set forth in Sections 10 and 11 of the Employment Agreement and acknowledges and agrees that the provisions of Sections 10 and 11 of the Employment Agreement shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect. In addition, the Company and Executive acknowledge and agree that Executive has certain third-party beneficiary rights pursuant to that certain Settlement Agreement by and among Daniel R. Lee, Bradley M. Tirpak, Craig W. Thomas, among others, and the Company (the “Settlement Agreement”).

6.	Dispute Resolution

6.1. Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Las Vegas, Nevada in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Nevada Uniform Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of Nevada, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

6.2. Waiver of Jury Trial. By submitting a dispute to arbitration, the parties hereto understand that they will not enjoy the benefits of a jury trial. Accordingly, the parties hereto expressly waive the right to a jury trial.

6.3. Nonexclusive Remedy. Notwithstanding the above provisions regarding arbitration, the parties each retain their respective rights to seek injunctive relief or other provisional remedies provided under the law in any court having competent jurisdiction.

7.	Miscellaneous

7.1. Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may, with Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

7.2. Withholding. The Company may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.3. Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

7.4. Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution; provided, however, that this Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive’s estate, heirs, beneficiaries, executors, and legal representatives, and Executive may designate one or more beneficiaries with respect to Executive’s rights under this Agreement upon Executive’s death. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.5. Final and Entire Agreement; Amendment. This Agreement, together with the Release, represents the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Agreement.

7.6. Consultation with Counsel. Executive acknowledges that (a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement and has been advised to do so by the Company, and (b) Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

7.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to principles of conflict of laws that would result in the application of any law other than that of the State of Nevada.

7.8. Cooperation. Executive agrees that, after the Separation Date, upon the reasonable request of the Company, Executive shall cooperate with and assist the Company in undertaking and preparing for legal and other proceedings relating to the affairs of the Company and its subsidiaries. Executive shall be reimbursed for the reasonable expenses Executive incurs in connection with any such cooperation and/or assistance, and shall receive from the Company reasonable per diem compensation in connection therewith. Any such reimbursements and per diem compensation shall be paid to Executive no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Executive’s timely submission to the Company of proper documentation with respect thereto). In addition, for a period of three months following the Separation Date, Executive agrees that he will use commercially reasonable efforts to cooperate with the Company, subject to his professional availability and at the expense of the Company, as may be reasonably requested by the Company, from time to time, to consult, advise and provide relevant input with respect to (a) the Company’s current year-end audit process, (b) any internal investigation or administrative, regulatory or judicial proceeding involving matters that were within the scope of Executive’s duties and responsibilities to the Company and its affiliates during your employment with the Company, and (c) the transition of Executive’s job duties and responsibilities.

7.9. Non-Disparagement. Executive covenants and agrees that Executive will not, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the Company, Daniel R. Lee, Bradley M. Tirpak or Craig W. Thomas or any of their respective subsidiaries, affiliates, successors, assigns, officers (including any current officer of the Company or its subsidiaries who no longer serves in such capacity following the execution of this Agreement or any new officer of the Company following execution of this Agreement), directors (including any current director of the Company or its subsidiaries who no longer serves in such capacity following the execution of this Agreement or any new director of the Company following execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services. The Company covenants and agrees that it will not, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that would reasonably be expected to disparage Executive. Notwithstanding the foregoing, this Section 6.9 shall not preclude Executive or the Company from making any statement to the extent required by law or legal process.

7.10. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company:

Full House Resorts, Inc.

4670 South Fort Apache Road

Suite 190

Las Vegas, Nevada 89147

Attn: General Counsel

with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071-1560
Attn: Steven B. Stokdyk

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first above written.

EXECUTIVE

_________________________________________

Mark Miller

FULL HOUSE RESORTS, INC.,
a Delaware corporation

By:______________________________________
Name: Carl Braunlich
Title: Director

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, except for the undersigned’s rights under that certain Separation Agreement, dated as of November 28, 2014, by and between Full House Resorts, Inc. (the “Company”) and the undersigned (the “Separation Agreement”), the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its partners, subsidiaries, associates, affiliates, predecessors, successors, heirs, assigns, agents, directors, officers, employees, stockholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the service relationship, employment or termination of service or employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the Nevada Fair Employment Practices Act. Notwithstanding the foregoing, this Release shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under the Separation Agreement or (ii) to indemnification and/or advancement of expenses pursuant to any indemnification arrangement covering the undersigned.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

    (A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

    (B) HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

    (C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them,

and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, 20__.

_______________________________

 Mark Miller

EXHIBIT B

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, which are set forth in that certain Employment Agreement, dated July 17, 2007 (the “Employment Agreement”) between Full House Resorts, Inc. (the “Company”) and Mark Miller (“Executive”), the Company, for itself and for (a) its subsidiaries, related and affiliated companies, (b) its predecessors, successors and assigns (c) its current and past officers and directors, and (d) its agents and employees, and in each case does hereby release and forever discharge the “Releasees” hereunder, consisting of Executive and his heirs and assigns, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Company or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Notwithstanding the foregoing, this General Release shall not operate to release any Claims which the undersigned may have relating to or arising out of (i) Executive’s intentional, willful or reckless misconduct or (ii) Executive’s fraud or breach of fiduciary duty (the “Unreleased Claims”).

The Company represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which it may have against the Releasees, or any of them. The Company agrees that if it or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the Company agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The Company further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company.

IN WITNESS WHEREOF, the Company has executed this Release as of this ___ day of ________, 20__.

FULL HOUSE RESORTS, INC.

By:_______________________________

Its: Vice Chairman of the Board of Directors

Exhibit B

Employment Agreement of Daniel R. Lee

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of November 28, 2014 (the “Effective Date”) by and between FULL HOUSE RESORTS, INC., a Delaware corporation (“Company”), and DANIEL R. LEE, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

Company desires to retain Executive as Chief Executive Officer of Company on the terms and conditions set forth herein. Executive desires to be retained by Company in such capacity, on the terms and conditions and for the consideration set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

    1.1 Employment; Position. Company agrees to engage Executive in the capacity as Chief Executive Officer of Company, and Executive hereby accepts such engagement by Company upon the terms and conditions specified below. Company further agrees to cause Executive to be nominated to stand for election to the Board of Directors of Company (the “Board”) at any meeting of the stockholders of Company during which any such election is held during the Term and Executive’s term as director will expire if he is not reelected. Provided that Executive is so nominated and is elected to the Board, Executive hereby agrees to serve as a member of the Board (including as Chairman of the Board) without additional compensation.

    1.2 Term. The term of this Agreement shall commence on the date hereof and shall continue in force until November 30, 2018, or such earlier date that Executive’s employment is terminated under Article 6 below (such period referred to herein as the “Term”). Executive’s employment hereunder is terminable at will by Company or by Executive at any time (for any reason or for no reason), subject to the provisions of Article 6 below.

ARTICLE 2

DUTIES OF EXECUTIVE

    2.1 Duties. Executive shall perform all the duties and obligations generally associated with the positions of Chairman and Chief Executive Officer, subject to the control and supervision of the Board of Directors, and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Board of Directors of Company. Executive shall report to the Board of Directors. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of Company. Executive shall devote all his business time and efforts to the rendition of such services, subject to and as provided in Section 2.3 below. Executive shall, at all times, perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause Company to be in compliance with, any and all laws, rules and regulations applicable to Company of which Executive is aware. Executive may rely on Company’s inside counsel and outside lawyers in connection with such matters. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

    2.2 Location of Services. Executive’s principal place of employment shall be at Company’s headquarters at such location as Executive and the Board of Directors shall agree upon. Executive understands he will be required to travel to Company’s various operations as part of his employment.

    2.3 Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations and serve on the boards of directors of companies, including Myers Industries, Gabelli Securities and ICTC Corp., so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3, however, shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise interfere with the performance of Executive’s duties and obligations hereunder. Executive shall not make any investment in an enterprise that competes with Company without the prior written approval of the Board after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning up to one percent (1%) of any class of the securities of a publicly-traded entity (a “Permissible Investment”). During the Term, Executive shall not directly or indirectly work for or provide services to or, except as permitted above, own an equity interest in any person, firm or entity engaged in the casino gaming, card club or horse racing business. In this regard, Executive acknowledges that the gaming industry is national in scope and that accordingly this covenant shall apply throughout the United States. Notwithstanding this Section 2.3, Company acknowledges that Executive has an existing investment in a joint venture that is developing a truck stop casino in northwestern Louisiana, and agrees that (a) such joint venture and the investment of additional funds by Executive in such joint venture, and (b) the provision of design, supervision and management services by Executive to the joint venture will not constitute a violation of this Agreement as long as the scope of services provided does not materially interfere with the duties and obligations of Executive hereunder.

    2.4 Licensing. Executive shall apply for all applicable gaming licenses within 90 days of the date hereof, or such longer period as is required to prepare and file such applications. Executive agrees to promptly submit to the licensing requirements of all jurisdictions in which Company or its subsidiaries does business. Company shall bear all expenses incurred in connection with such applications and licenses.

ARTICLE 3

COMPENSATION

     3.1 Salary. In consideration for Executive’s services hereunder, Company shall pay Executive an annual base salary (the “Base Salary”) at the rate of $350,000 per year, payable in accordance with Company’s regular payroll schedule from time to time, but no less often than monthly (and less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated withholdings).

    3.2 Bonus. Executive may be eligible to earn cash bonuses with respect to each year of the Term during which Executive is employed under this Agreement (an “Annual Bonus”), in an amount determined at the sole discretion of the Board or its Compensation Committee based on the performance of Company and Executive. The Board or its Compensation Committee may take into consideration in determining such Annual Bonus some or all of the following: Company’s overall profitability and such profitability relative to its peers; the management of Company’s balance sheet, both in its flexibility and the cost of capital; the strategic planning for Company and the progress in executing such plans; the sales, profitability, relative performance and maintenance of each of Company’s properties and their market position; Company’s return on invested capital and return on equity; relationships with Company’s lenders and investors; relationships with regulators, employees and the communities in which Company operates; execution of construction or refurbishment projects, if any, in terms of the resultant improvements to the business and the timing and cost of such projects; the succession planning and organizational development of its executives and employees; Executive’s overall compensation relative to his peers; and any other factors that the Board or its Compensation Committee determines to be appropriate. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon Executive’s continued employment through the applicable payment date, which shall occur on the date on which annual bonuses are paid generally to Company’s senior executives (provided that such bonuses shall in any event be paid no later than March 15 of the year following the year in which the Annual Bonus was earned).

    3.3 Stock Option. On the Effective Date, Company shall grant Executive a nonqualified stock option to purchase 943,834 shares of Company’s common stock, at an exercise price per share equal to the closing price per share of Company’s common stock on the grant date (the “Stock Option”). The Stock Option shall vest with respect to 25% of the total number of shares underlying the Stock Option on the first anniversary of the Effective Date, and with respect to 1/48th of the total number of shares underlying the Stock Option on each monthly anniversary of the Effective Date thereafter, subject to Executive’s continued service with Company through the applicable vesting date. In addition, if Executive remains in continued service with Company until immediately prior to the consummation of a Change in Control (as defined in Company’s 2006 Incentive Compensation Plan, as amended from time to time), the Stock Option shall vest and become exercisable in full immediately prior to the Change in Control. The terms and conditions of the Stock Option shall be set forth in a separate option agreement in a form prescribed by Company (the “Option Agreement”).

ARTICLE 4

EXECUTIVE BENEFITS

    4.1 Vacation. Executive shall be entitled to four (4) weeks’ vacation each calendar year, without reduction in compensation, plus one week in 2014 for the Christmas holidays, irrespective of the start date. In the year of termination or expiration of the contract, Executive shall be entitled to the same four (4) weeks of vacation per year on a pro rata basis.

    4.2 Company Employee Benefits. Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to other senior executives of Company under Company personnel policies in effect from time to time.

4.3 Benefits. Executive shall receive all other such fringe benefits as Company may offer to any other senior executive of Company under Company personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave. Coverage under such plan shall be comparable to the coverage currently available under the executive plans of other similarly-situated companies in the industry, which may include MGM, Wynn, Pinnacle, and Stations Casinos, whereby Executive can choose his own doctors, clinics and hospitals and is fully reimbursed for any medical expenses for him and his dependents. Company may, at its option, provide such medical insurance for Executive and his family by purchasing the Aetna “Platinum Plan” or an equivalent plan reasonably acceptable to Executive and reimbursing Executive for any required co-payments or deductibles. Notwithstanding anything to the contrary contained herein, Company shall determine, in its discretion and based on advice of Company counsel (which shall be provided to Executive on request), whether such coverage shall be paid for by Company (in excess of subsidies provided generally to plan participants) if such payments by Company would result in penalties assessed against Company or Executive under applicable law (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act) and/or the imposition of taxes on benefits payable under such group health plan(s). In the event that Company determines not to provide such coverage, then with respect to each calendar year during the Term for which such coverage is not provided, Company shall pay to Executive an additional bonus in an amount equal to the costs that Executive would have been reimbursed under such coverage for such calendar year (or portion thereof), payable no later than March 15 of the year following the year in which the cost was incurred. In the event that Company’s group health plan does not cover the annual physical examination of Executive and Executive’s wife, Company shall bear the cost of such examinations, including reasonable travel costs, at a clinic of Executive’s choice.

    4.3.5 Life and Disability Insurance. Subject to Executive satisfying any medical underwriting requirements (including any required physical examinations), Company shall use its reasonable business efforts to obtain and maintain in full force and effect during the Term, term life insurance issued by an insurance company(s) covering the life of Executive for the benefit of his designated beneficiary(s) in the amount of $525,000 and long-term disability insurance providing for a single sum disability payment in an amount equal to $525,000 (collectively, the “Insurance Policies”)

    4.4 Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement (for any reason) for such period as may be necessary to continue to indemnify Executive for his acts during the term hereof. Company shall defend Executive in connection with any such claims and shall reimburse Executive’s directly incurred defense costs. Company shall cause Executive to be covered by the current policies of directors and officers liability insurance covering directors and officers of Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of Company. Company shall use commercially reasonable efforts to cause the current policies of directors and officers liability insurance covering directors and officers of Company to be maintained throughout the Term and for such period thereafter as may be necessary to continue to cover acts of Executive during the term of his employment (provided that Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect).

ARTICLE 5

REIMBURSEMENT FOR EXPENSES

    5.1  Executive shall be reimbursed by Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of Company in accordance with the policies of Company in effect from time to time. Executive shall keep accurate and complete records of all such expenses, including but not limited to, proof of payment and purpose.

ARTICLE 6

TERMINATION

    6.1 Termination for Cause or without Cause. Company shall have the right to terminate Executive’s employment for Cause or without Cause. Each of the following events shall constitute Cause.

6.1.1 Failure to Perform Duties. If Executive neglects to perform the material duties of his employment under this Agreement in a professional and businesslike manner after having received written notice specifying such failure to perform and after the expiration following such notice of a period providing a reasonable opportunity to perform such duties (or as soon thereafter as practicable so long as Executive commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as possible).

6.1.2 Willful Breach. If Executive willfully commits a material breach of this Agreement or a material willful breach of his fiduciary duty to Company.

6.1.3 Wrongful Acts. If Executive is convicted of a felony involving acts of moral turpitude or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against Company (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on Company) that would make the continuance of his employment by Company materially detrimental to Company.

6.1.4 Disability. If Executive is physically or mentally disabled from the performance of a major portion of his duties for a continuous period of 120 days or greater, which determination shall be made in the reasonable exercise of Company’s judgment, provided, however, if Executive’s disability is the result of a serious health condition as defined by the federal Family and Medical Leave Act or any equivalent, applicable state law (“FMLA”), Executive’s employment shall not be terminated due to such disability at any time during or after any period of FMLA-qualified leave except as permitted by FMLA. If there should be a dispute between Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten days after a request for designation of such party, then a physician or psychiatrist designated by the Clark County Medical Association. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties hereto.

6.1.5 Failure To Be Licensed. If Executive fails to be licensed in all jurisdictions in which Company or its subsidiaries has gaming facilities within the date required by any jurisdiction, or if any of such licenses shall be revoked or suspended at any time during the Term, then Company may by written notice to Executive terminate the Agreement for cause.

 6.1.6 Executive dies.

    6.2 [Reserved].

     6.3 Termination by Executive. Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving notice of such termination to Company. In addition, Executive may terminate his employment under this Agreement on thirty (30) days prior notice to Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean and be limited to (a) a material breach of this Agreement by Company (including without limitation any material reduction in the authority or duties of Executive), or any relocation of his or its principal place of business outside the greater Las Vegas metropolitan areas (without Executive’s consent) and the failure of Company to remedy such breach within thirty (30) days after written notice (or as soon thereafter as practicable so long as it commences effectuation of such remedy within such time period and diligently pursues such remedy to completion as soon as possible); (b) a termination of employment by Executive for any reason within six (6) months following a Change of Control or (c) a termination of employment by Executive for any reason within thirty (30) days following a Board Stalemate. For purposes of this Agreement, a “Board Stalemate” shall occur if, during the Term, (x) Executive nominates up to two existing Board members to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with Company’s Bylaws) either of Executive’s nominees and (y) thereafter, Executive nominates himself to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with Company’s Bylaws) Executive as such.

    6.4 Effectiveness on Notice. Any termination under this Section 6 (other than death) shall be effective upon receipt of notice by Executive or Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by Company or Executive in the notice, except as otherwise provided in this Section 6.

    6.5 Effect of Termination.

6.5.1 Payment of Salary and Expenses Upon Any Termination. If Executive’s employment with Company terminates for any reason, the Term shall terminate concurrently therewith, and Company shall pay or cause to be paid to Executive all earned but unpaid salary and accrued but unused vacation benefits (if any) through the Termination Date (as defined below), payable within thirty (30) days following the Termination Date, or such earlier date as required by applicable law. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made. In addition, Company shall make all payments and fulfill its obligations provided in Section 4.4.

 6.5.2 Termination for Cause. If Executive’s employment and the Term of this Agreement are terminated for “Cause,” Executive shall not be entitled to receive any payments other than as specified in Section 6.5.1; provided that Executive may exercise any vested options and receive any benefits described in section 6.5.2(a).

(a) Termination for Disability or Death. In the event of a termination under Section 6.1.4 (for disability) or 6.1.6 (for death), Executive shall receive the benefits under the life and long term disability insurance policies which Company provides pursuant to Section 4.35. Eligibility and benefits with regard to either insurance program shall be governed by the provisions of the insurance program or policy and shall not be the responsibility of Company except that Company has the obligation to purchase such insurance and make payments such that the policies remain effective during the Term. In the event of a termination under Section 6.1.4, the “Covenant Not to Compete” set forth in Section 7.3 below shall not apply in any respect to Executive and the term of the “No Hire Away Policy” in Section 7.4 shall be limited to six months from the date of termination. In addition to those already vested, each outstanding, unvested Company stock option held by Executive shall conditionally vest and become exercisable with respect to the number of shares underlying each such option that would have vested over the one-year period immediately following the Termination Date, had Executive remained employed by Company during such one-year period.

 6.5.3 Termination Without Cause or Termination by Executive for Good Reason. If Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then following Executive’s Separation from Service (as defined below) (such date, the “Termination Date”), in each case subject to and conditioned upon compliance with Section 6.8 below (in addition to amounts payable under Section 6.5.1 above):

(a) Cash Severance. Executive shall be entitled to receive an amount equal to the greater of (i) the Base Salary to which Executive would have become entitled had Executive remained employed with Company from the Termination Date through the fourth anniversary of the Effective Date and (ii) one (1) year’s Base Salary (the “Severance”), payable in substantially equal installments in accordance with Company’s normal payroll procedures during the period commencing on the date of Executive’s “separation from service” from Company (within the meaning of Section 409A (as defined below) (a “Separation from Service”) and ending on the fourth anniversary of the Effective Date; provided, that no Severance payments shall be made prior to the first payroll date occurring on or after the thirtieth (30th) day following the date of such Separation from Service (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); provided, further, that if a Change in Control that constitutes a “change in control event” within the meaning of Section 409A occurs within six (6) months before the Termination Date, the amounts payable under this Section 6.5.3(a) shall be paid in a lump-sum on the First Payroll Date.

    (b) Benefits. Executive will also be entitled to receive health benefits coverage for Executive and his dependents, and life and disability insurance coverage for Executive, under the same or comparable plan(s) or arrangement(s) under which Executive was were covered immediately before his termination of employment. Such health benefits and insurance coverage shall be paid for by Company to the same extent as if Executive were still employed by Company, and Executive will be required to make such payments as Executive would be required to make if Executive were still employed by Company. The benefits provided under this Section 6.5.3(b) shall continue until the earlier of (i) later of (1) the fourth anniversary of the Effective Date and (2) the first anniversary of the Termination Date and (ii) the date Executive becomes covered under any other group health plan or group disability plan (as the case may be) not maintained by Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 6.5.3(b) shall continue (but not beyond the period described in clause (i)(1) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the benefits described in this Section 6.5.3(b), the obligations of Company and its Subsidiaries under this Section 6.5.3(b) shall be conditioned upon Executive’s timely making such an election. Notwithstanding anything to the contrary contained herein, if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to

Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). In addition, Company shall continue to maintain each Insurance Policy until the earlier of (x) the fourth anniversary of the Effective Date and (y) the first anniversary of the Termination Date.

     (c) Stock Options. In addition to those already vested, each outstanding, unvested Company stock option held by Executive shall conditionally vest and become exercisable in full. For the avoidance of doubt, all such equity awards shall remain outstanding and eligible to vest following the Termination Date and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

     (d) The “Covenant Not to Compete” set forth in Section 7.3 below shall not apply in any respect to Executive (except as the same may affect his entitlement to payments under Section 6.5.3(a) hereof) and the term of the “No Hire Away Policy” in Section 7.4 shall be limited to six months from the date of termination.

Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the amounts provided for in Sections 6.5.3(a) – (c) hereof that Executive (or Executive’s estate or beneficiaries, if applicable) execute and deliver to Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and that Executive (or Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period. In addition, Company shall execute a general release of claims in substantially the form attached hereto as Exhibit B. Should Executive compete with Company or its subsidiaries prior to the end of fourth anniversary of the Effective Date in a manner that would have violated Section 7.3 but for the effect of Section 6.5.3(d), Executive shall not be entitled to receive any additional payments from Company under this Section 6.5.3 with respect to periods after the commencement of any such competitive activity or otherwise and all such remaining obligations shall be extinguished.

6.6. Suspension. In lieu of terminating Executive’s employment hereunder for Cause under Section 6.1, Company shall have the right, at its sole election, to suspend the performance of duties by Executive under this Agreement during the continuance of events or circumstances under Section 6.1 for an aggregate of not more than 30 days during the Term (the “Default Period”) by giving Executive written notice of Company’s election to do so at any time during the Default Period. Company shall have the right to extend the Term beyond its normal expiration date by the period(s) of any suspension(s). Company’s exercise of its right to suspend the operation of this Agreement shall not preclude Company from subsequently terminating Executive’s employment hereunder. Executive shall not render services to any other person, firm or corporation in the casino business during any period of suspension. Executive shall be entitled to continued compensation and benefits pursuant to the provisions of this Agreement during the Default Period, including vesting of stock options under Section 3.3 or 6.5.3 hereof.

6.7 Exercisability of Options. The stock option agreements shall provide that all vested options will terminate on the earlier of (a) the expiration of the ten (10) year term of such options, or (b) one (1) year after the termination of Executive’s employment with Company, regardless of the cause of such termination, except that, in the event of a termination for Cause or Executive’s termination without Good Reason, all vested options will terminate on the earlier of (I) the expiration of the ten (10) year term of such options, or (II) ninety (90) days after the termination of Executive’s employment with Company. The stock option agreements shall provide that unvested options will terminate on the termination of Executive’s employment with Company, except to the extent that such options become vested as a result of such termination under the terms of the governing stock option agreement or the terms of this Agreement.

6.8 Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 6.5.3 hereof, shall be paid to Executive during the six (6)-month period following Executive’s Separation from Service if Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

ARTICLE 7

CONFIDENTIALITY

    7.1 Nondisclosure of Confidential Material. In the performance of his duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by Company or its agents or consultants that is not otherwise part of the public domain (collectively, the “Confidential Material”); provided, however, that financial information shall not be considered Confidential Information after the expiration of one year following termination of Executive’s employment, and all other information shall not be considered Confidential Information after the expiration of two years following termination of Executive’s employment. All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to Company or as required by a court order, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of his obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Material, which Executive shall prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by Company or discovered by Executive, Executive shall promptly use his best efforts to deliver to Company any and all of the Confidential Material, not previously delivered to Company, that is in the possession or under the control of Executive. Provided that Executive returns all Confidential Materials as required by this provision, this provision shall not apply to the use by Executive of information that Executive knows or has learned in the course of his employment by Company and that Executive cannot avoid using in the course of his duties in any subsequent employment.

    7.2 Assignment of Intellectual Property Rights. Any ideas, processes, know-how, copyrightable works, mask works, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that relate to Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of Company, shall be deemed works made for hire and are the property of Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of Company, and Executive hereby assigns to Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. Company shall also have the right, in its sole discretion to keep any and all of Executive Work Product as Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by Company, and no further consideration is or shall be provided to Executive by Company with respect to these provisions. Executive agrees to execute any assignment documents Company may require confirming Company’s ownership of any of Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications.

    7.3 Covenant Not to Compete. In the event this Agreement is terminated by Company for Cause under Section 6.1 above, or by Executive without Good Reason, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the casino gaming, card club or horse racing business which competes against Company in any “market” in which Company owns or operates a casino, card club or horse racing facility. For purposes of this Agreement, “market” shall be defined as the area within a 100 mile radius of any casino, card club or horse racing facility owned or operated by Company. Design or development of a casino that does not operate during the non-compete period does not constitute competition.

    7.4 No Hire Away Policy. In the event this Agreement is terminated prior to the normal expiration of the Term, either by Company for Cause under Section 6.1 above, or by Executive without Good Reason, then for a period of one year after the effective date of such termination, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, hire any person known to Executive to be an employee of Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six months prior to such occurrence unless such employee was laid-off or terminated by Company). Executive shall not be deemed to hire any such person so long as he did not directly or indirectly engage in or encourage such hiring.

    7.5 Non-Solicitation of Customers. During the Term and for a period of one year thereafter, or for a period of one year after the earlier termination of this Agreement prior to the expiration of the Term, and regardless of the reason for such termination (whether by Company or Executive), Executive shall not use customer lists or Confidential Material to solicit any customers of Company or its subsidiaries or any of their respective casinos or card clubs, or knowingly encourage any such customers to leave Company’s casinos or card clubs or knowingly encourage any such customers to use the facilities or services of any competitor of Company or its subsidiaries.

    7.6 Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.7 Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 and Article 2 hereof and that Company shall be entitled to injunctive relief (which shall include, but not be limited to, restraining Executive from directly or indirectly working for or having an ownership interest (except for a Permissible Investment in any person engaged in the casino, gaming or horse racing businesses) which violates this Agreement) and to specific performance as remedies for any such breach. Executive agrees that Company shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking might otherwise be required by the court. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.

ARTICLE 8

FEES AND COSTS

     8.1 Fees and Costs. The prevailing party in any litigation resulting from disagreements between Company and Executive regarding this Agreement, as determined by the courts, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs, expenses, and attorneys’ fees. Such reimbursement, however, shall be limited to the lesser of the total amount expended by either party.

ARTICLE 9

MISCELLANEOUS

    9.1 Representations. Executive hereby represents and warrants to Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to Company pursuant to the terms of this Agreement. Company represents that Company has all corporate authority and all actions have been taken for it to enter into this Agreement, that this Agreement will not violate the terms of any other material agreements to which it is a party, and that the signatory to this Agreement on Company’s behalf has all required corporate authority to bind Company to this Agreement.

    9.2 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

    9.3 Entire Agreement. This Agreement and the Stock Option Agreement constitute the total and complete agreement of the parties and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

    9.4 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Signatures delivered on electronically transmitted documents shall be effective to bind the signatory as though such documents were delivered in physical form.

    9.5 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by a court of competent jurisdiction to be invalid or unenforceable, the court finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

    9.6 Waiver or Delay. The failure or delay on the part of Company, or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

    9.7 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein.

    9.8 No Assignment or Transfer. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive or by Company (except that Company may assign this Agreement to any affiliate of Company and this Agreement shall inure to the benefit of and be binding upon any successor of Company which may acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Company, and Executive may transfer his rights under section 3.3 and the associated agreements for no consideration in connection with estate planning and in accordance with applicable law). Any prohibited, purported assignment or transfer by Executive shall be void.

9.9 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

9.10 Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Nevada.

    9.11 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 4 days after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive: at Executive’s most recent address on the records of Company with copy to:

    C. Kevin McGeehan

    Irell & Manella

    1800 Avenue of the Stars, Suite 900

    Los Angeles, CA 90067

    Telephone: 310. 203. 7110

    Facsimile: 310. 282. 5640

 To Company:

    Full House Resorts, Inc.

    4670 South Fort Apache Road, Suite 190

    Las Vegas, NV 89147

    Telephone: 702. 221. 7800

    Facsimile: 702. 221. 8101

    with copy to:

    Steven Stokdyk

    Latham and Watkins LLP

    355 South Grand Avenue

    Los Angeles, CA 90071

    Telephone: 213. 485. 1234

    Facsimile: 213. 891. 8763

    9.12 Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

    9.13 Section 409A of the Code.

9.13.1 To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 9.13.1 shall not create an obligation on the part of Company to adopt any such amendment, policy or procedure or take any such other action, nor shall Company have any liability for failing to do so.

9.13.2 Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

9.13.3 To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation

Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

    9.14 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

     9.15 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

     9.16 Counsel. Executive has been advised by Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate. Company shall reimburse Executive for the reasonable fees and expenses of Executive’s counsel in connection with this Agreement.

     9.17 Withholding of Compensation. Executive hereby agrees that Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

[SIGNATURE PAGE FOLLOWS]

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

FULL HOUSE RESORTS, INC.,
a Delaware corporation

By: ______________________________________
Name: Carl Braunlich
Title: Director

“EXECUTIVE”

___________________________________________

      Daniel R. Lee

EXHIBIT A

GENERAL RELEASE

 For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Full House Resorts, Inc., a Delaware corporation (the “Company”) and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, and employees, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the Nevada Fair Employment Practices Act. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Sections 3.3, 4.4, 5, 6, 8.1, and Article 9 of that certain Employment Agreement, effective as of November 28, 2014, between Full House, Inc. and the undersigned (the “Employment Agreement”) and any stock option agreements between Executive and Full House, Inc., whichever is applicable to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and Company, (iii) with respect to Article V of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between the undersigned and Company or under the bylaws, certificate of incorporation of other similar governing document of Company, or (vi) to any Claims which cannot be waived by an employee under applicable law.

 IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

  (A) EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

  (B) EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

  (C) EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

 The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Executive may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

 The undersigned agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

 The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

 IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

__________________________________

 Daniel R. Lee

EXHIBIT B

GENERAL RELEASE

 For valuable consideration, the receipt and adequacy of which are hereby acknowledged, which are set forth in that certain Employment Agreement, dated November 28, 2014 (the “Employment Agreement”) between Full House Resorts, Inc. (the “Company”) and Daniel R. Lee (“Executive”), the Company, for itself and for (a) its subsidiaries, related and affiliated companies, (b) its predecessors, successors and assigns (c) its current and past officers and directors, and (d) its agents and employees, and in each case does hereby release and forever discharge the “Releasees” hereunder, consisting of Executive and his heirs and assigns, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, fixed or contingent that are known as of the date hereof (hereinafter called “Claims”), which the Company or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Notwithstanding the foregoing, this General Release shall not operate to release any Claims which the undersigned may have relating to or arising out of (i) Executive’s intentional, willful or reckless misconduct, (ii) Executive’s fraud or breach of fiduciary duty or (iii) claims the Company does not know or suspect to exist in its favor as of the date hereof (the “Unreleased Claims”).

 The Company represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which it may have against the Releasees, or any of them. The Company agrees that if it or any of its subsidiaries, related and affiliated companies, predecessors, successors, assigns, current and past officers and directors, agents and employees hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the Company agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

 The Company further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the Company.

 IN WITNESS WHEREOF, the Company has executed this Release as of this ___ day of ________, 20__.

FULL HOUSE RESORTS, INC.

By:_______________________________

Its: Vice Chairman of the Board of Directors

Exhibit C

Joint Press Release
and Form 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2014 (November 28, 2014)

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 702-221-7800

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 28, 2014, Full House Resorts, Inc. (the “Company”), and Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas (jointly and severally, the “Shareholder Group”), entered into a Settlement Agreement (the “Settlement Agreement”) to resolve attempts by the Shareholder Group to call a special meeting of the Company’s shareholders for the purpose of, among other things, nominating certain individuals to the Company’s Board of Directors (the “Board”) and amending the Company’s By-laws (the “By-laws”) (the “Solicitation”).

Pursuant to the Settlement Agreement, among other things:

- The size of the Board was increased from five to nine members, creating four vacancies on the Board.

- The Company accepted the resignation of Andre M. Hilliou and Mark J. Miller as a directors, effective November 28, 2014, resulting in two additional vacancies on the Board.

- W.H. Baird Garrett, Raymond Hemmig, Ellis Landau, Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas (the “Shareholder Group Nominees”) were appointed by the Board to fill the six vacancies.

- At the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”), the Company will nominate Kenneth R. Adams, Carl G. Braunlich, Kathleen Marshall and each of the Shareholder Group Nominees (collectively, the “2015 Nominees”) to the Board.

- The Shareholder Group has irrevocably withdrawn its Solicitation, and has agreed to immediately cease all efforts related to the Solicitation.

- Through the end of the Company’s 2016 meeting of the stockholders (or an earlier date upon the occurrence of certain events), each member of the Shareholder Group has agreed not to engage in certain customary standstill restrictions.

- The Company and the Shareholder Group agreed to a mutual release of claims, including those arising in respect of, or in connection with, the Solicitation.

- The Company agreed to reimburse the Shareholder Group for actual out-of-pocket expenses in the aggregate amount of $215,000 incurred in connection with the Solicitation.

A copy of the Settlement Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1. The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement, which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Andre M. Hilliou resigned as a director and Chief Executive Officer of the Company effective November 28, 2014. Pursuant to a Separation Agreement entered into between Mr. Hilliou and the Company (the “Hilliou Separation Agreement”), Mr. Hilliou’s employment with the Company will be terminated at a future date, subject to the Company using its best efforts to comply with its covenants under the Company’s existing credit facilities. Mark J. Miller resigned as a director and Chief Operating Officer of the Company effective November 28, 2014. Pursuant to a Separation Agreement entered into between Mr. Miller and the Company (the “Miller Separation Agreement” and together with the Hilliou Separation Agreement, the “Separation Agreements”), Mr. Miller’s employment will be terminated at a future date, subject to the Company using its best efforts to comply with its covenants under the Company’s existing credit facilities. Pursuant to the Separation Agreements, (i) all outstanding Company restricted stock held by Messrs. Hilliou and Miller (constituting 60,000 shares of common stock held by each) will accelerate and vest in full on their resignation date and (ii) in connection with their future terminations of employment, subject to the timely execution and non-revocation of a mutual release, Messrs. Hilliou and Miller will each be eligible to receive a cash severance payment of approximately $644,724 and $599,830, respectively, as well as company-paid continued healthcare coverage to the earlier of December 31, 2015 or the date that such executive is covered by another employer’s comparable health plan.

Pursuant to the terms of the Settlement Agreement, on November 28, 2014, (i) Daniel R. Lee was appointed Chief Executive Officer and (ii) Mr. Lee, Ellis Landau, Raymond Hemmig, W.H. Baird Garrett, Bradley Tirpak and Craig W. Thomas were appointed to the Company’s Board, each subject to normal and customary state licensing requirements.

Daniel R. Lee, Age: 58. Mr. Lee is the Managing Partner of Creative Casinos and Creative II. He was previously Chairman and Chief Executive Officer of Pinnacle Entertainment from 2002 to 2009. In the 1990s, he was Chief Financial Officer, Treasurer and Sr. Vice President of Finance and Development at Mirage Resorts, reporting to Mirage CEO Steve Wynn. During the 1980s, Mr. Lee was a securities analyst for Drexel Burnham Lambert and CS First Boston, specializing in the lodging and gaming industries. He serves as an independent director of Myers Industries and a member of its Audit Committee. He also serves as an independent director of Gabelli Securities, Inc. and ICTC Corporation and previously served as an independent director of LICT Corporation. He recently renewed his gaming license in the State of Nevada and has been licensed previously in Indiana and Mississippi, which are the three jurisdictions where the Company operates. While working as a securities analyst, he was a Chartered Financial Analyst. Mr. Lee earned his M.B.A. in finance and a B.S. degree in Hotel Administration, both from Cornell University.

Ellis Landau. Mr. Landau is a private investor who serves on various for-profit and non-profit boards. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation, a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International and the Securities and Exchange Commission. Mr. Landau is President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owns and operates Aliante Casino + Hotel in Las Vegas, Nevada. From 2007 to 2011, Mr. Landau was a member of the Board of Directors of Pinnacle Entertainment, Inc., a leading gaming company, where he served as chairman of the Audit Committee and as a member of its Nominating and Governance Committee and its compliance committee. Mr. Landau served as a director of Spectrum Group International from 2012 until March 2014. Mr. Landau has served as a director of A-Mark Precious Metals since March 2014 and is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Landau is a member of the board of directors of Data Driven Delivery Systems, a rapidly growing medical service company and serves as the chairman of its audit committee. He currently holds a gaming license in the State of Nevada and has previously been licensed in Indiana and Mississippi, which are the three jurisdictions where the Company operates. Mr. Landau earned his B.A. in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School.

Raymond Hemmig. Mr. Hemmig is founder and Managing Partner of Retail and Restaurant Growth Capital. Mr. Hemmig has extensive experience as an investor, director and CEO of numerous companies. He was the CEO of Ace Cash Express, Inc. from 1988 to 1994 and Chairman of the Board from 1988 to 2006. He has served on multiple public company boards, including Communications World; Party City; On the Border; and Restoration Hardware .. He has also served on numerous other privately held company boards in the United States and internationally. He is an active member of the North Texas Chapter of the National Association of Corporate Directors (NACD) and holds their Certified Director status. He is a past director of the Institute for Excellence in Corporate Governance and he is currently on the Advisory and Development boards of the Jindal School of Management at the University of Texas at Dallas (UTD).

W.H. Baird Garrett. Mr. Garrett is an attorney at VLP Law Group and the Chair of its Technology Transactions practice group. Mr. Garrett has extensive experience in corporate law, having represented clients as diverse as The Walt Disney Company and the venture capital firm of Kleiner, Perkins, Caufield and Byers. He specializes in the negotiation of complex commercial transactions, particularly those involving new technology and intellectual property, such as the purchase and licensing of gaming devices and on-line gaming software. Mr. Garrett previously practiced law at the law firm of Wilson, Sonsini, Goodrich and Rosati in Palo Alto, CA and Seattle, WA. Prior to entering private practice, he clerked for the Delaware Court of Chancery. Mr. Garrett earned a B.A. degree from

Pennsylvania State University, an M.A. degree from the University of Chicago and a J.D. degree from the University of Virginia School of Law.

Bradley Tirpak. Mr. Tirpak is a professional investor with twenty years of investing experience who has been a portfolio manager at Credit Suisse First Boston, Caxton Associates, and Sigma Capital Management. He is currently the co-founder of Shareholder Advocates for Value Enhancement (SAVE) and Managing Member of various investment partnerships. Between 1993 and 1996, he was the founder and CEO of Access Telecom, Inc. an international telecommunications company doing business in Mexico. Mr. Tirpak is a former director of USA Technologies, Inc. Mr. Tirpak earned a B.S.M.E. from Tufts University and earned his M.B.A. from Georgetown University.

Craig W. Thomas. Mr. Thomas is a professional investor with fifteen years of investing experience who has been a portfolio manager at CR Intrinisic Investors and S.A.C. Capital Advisors and an analyst at Goff Moore Strategic Partners and Rainwater, Inc. He is currently the co-founder of Shareholder Advocates for Value Enhancement (SAVE) and the Managing Member of various investment partnerships. Prior to becoming a professional investor, Mr. Thomas was a consultant at The Boston Consulting Group. Mr. Thomas is a former director of Laureate Education, Inc. and Direct Insite Corporation. Mr. Thomas earned an A.B. from Stanford University and earned his M.B.A. from the Graduate School of Business at Stanford University.

On November 28, 2014, the Company entered into an Employment Agreement with Mr. Lee (the “Employment Agreement”) pursuant to which Mr. Lee serves as the Company’s Chief Executive Officer. The Employment Agreement is effective as of November 28, 2014 and expires on November 30, 2018, unless earlier terminated.

The Employment Agreement provides for an annual base salary of $350,000 and an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and Company-based performance criteria established by the Company’s Board or compensation committee. In addition, pursuant to the Employment Agreement Mr. Lee is entitled to (i) participate in customary health, welfare and fringe benefit plans at the Company’s sole expense, and (ii) Company-paid life insurance and long-term disability policies each covering $525,000.

In connection with entering into the Employment Agreement, Mr. Lee was granted a nonqualified stock option covering 943,834 shares of Company common stock, with a per share exercise price equal to the closing price per share on the grant date. The stock option is intended to be an “employee inducement award” and will vest with respect to 25% of the shares subject to the stock option on November 28, 2015 and will continue to vest with respect to an additional 1/48th of the shares subject to the stock option on each monthly anniversary thereafter, subject to Mr. Lee’s continued service through the applicable vesting date. The stock option will vest in full on a change in control of the Company.

Upon Mr. Lee’s termination of employment due to death or disability, he will be entitled to accelerated vesting of all outstanding stock options held by Mr. Lee on the termination date with respect to such number of shares underlying each stock option that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its term.

If Mr. Lee’s employment is terminated by the Company without “cause” or by Mr. Lee for “good reason” (each, as defined in the Employment Agreement), then, in addition to accrued amounts, Mr. Lee will be entitled to receive the following payments and benefits:

•	cash severance in aggregate amount equal to the greater of (i) the salary Mr. Lee would have earned had he remained employed from the termination date through the fourth anniversary of the effective date of the Employment Agreement and (ii) 12 months’ salary, payable in installments through the fourth anniversary of the Employment Agreement effective date or, if the termination occurs within six months following a change in control, in a lump sum;

•	Company-paid healthcare continuation coverage for Mr. Lee and his dependents for the original term of the agreement, unless covered by comparable insurance by a subsequent employer; and

•	full accelerated vesting of all outstanding Company stock options held by Mr. Lee on the termination dates.

Mr. Lee’s right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims. The Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

A copy of the Hilliou Separation Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.2. The foregoing description of the Hilliou Separation Agreement is qualified in its entirety by reference to the full text of the Hilliou Separation Agreement, which is incorporated herein by reference.

A copy of the Miller Separation Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.3. The foregoing description of the Miller Separation Agreement is qualified in its entirety by reference to the full text of the Miller Separation Agreement, which is incorporated herein by reference.

A copy of the Employment Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.4. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is incorporated herein by reference.

A copy of the Inducement Stock Option Agreement, by and between the Company and Mr. Lee, is filed with this Form 8-K and attached hereto as Exhibit 10.5. The foregoing description of the Inducement Stock Option Agreement is qualified in its entirety by reference to the full text of the Inducement Stock Option Agreement, which is incorporated herein by reference.

Item 8.01 Other Events.

On December 1, 2014, the Company issued a press release announcing the signing of the Settlement Agreement and other arrangements related thereto, including the grant of the stock option to Mr. Lee, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1	Settlement Agreement, dated as of November 28, 2014, by and among Full House Resorts, Inc., Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas

Exhibit 10.2	Separation Agreement, dated as of November 28, 2014, by and among Full House Resorts, Inc. and Andre M. Hilliou

Exhibit 10.3	Separation Agreement, dated as of November 28, 2014, by and among Full House Resorts, Inc. and Mark L. Miller

Exhibit 10.4	Employment Agreement, dated as of November 28, 2014, by and among Full House Resorts, Inc. and Daniel R. Lee

Exhibit 10.5	Inducement Stock Option Agreement, dated as of November 28, 2014, by and among Full House Resorts, Inc. and Daniel R. Lee

Exhibit 99.1	Press Release of the Company dated December 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: December 1, 2014	/s/ Deborah J. Pierce
Deborah J. Pierce, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement, dated as of November 28, 2014, by and among Full House Resorts, Inc., Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas

10.2	Separation Agreement, dated as of November 28, 2014, by and among Full House Resorts, Inc. and Andre M. Hilliou

10.3	Separation Agreement, dated as of November 28, 2014, by and among Full House Resorts, Inc. and Mark L. Miller

10.4	Employment Agreement, dated as of November 28, 2014, by and among Full House Resorts, Inc. and Daniel R. Lee
10.5	Inducement Stock Option Agreement, dated as of November 28, 2014, by and among Full House Resorts, Inc. and Daniel R. Lee
99.1	Press Release of the Company dated December 1, 2014

For Immediate Release

Full House Resorts, Inc. ANNOUNCEs THE

APPOINTMENT OF DANiel r. LEE AS CHIEF EXECUTIVE OFFICER AND THE FAVORABLE RESOLUTION OF ISSUES WITH ITS STOCKHOLDER GROUP

LAS VEGAS – December 1, 2014 – Full House Resorts, Inc. (NASDAQ: FLL), a developer and manager of gaming facilities, today announced that it has reached a favorable agreement with a group of shareholders, enhancing expertise to its management team and board.

Under the terms of the agreement, the Board has been increased from five to nine members and the Company accepted the resignations of Andre M. Hilliou and Mark J. Miller as directors and entered into Separation Agreements with respect to their employment. To fill the resulting six vacancies, W.H. Baird Garrett, Raymond Hemmig, Ellis Landau, Daniel R. Lee, Bradley M. Tirpak and Craig W. Thomas have been appointed to serve as directors, each subject to normal and customary regulatory approvals. Mr. Lee will replace Mr. Hilliou as the Company’s Chief Executive Officer.

Mr. Lee was previously the Chairman and Chief Executive Officer of Pinnacle Entertainment, a large regional casino company. In that role, he oversaw successful properties in each of the principal markets where Full House operates. Prior thereto, during the 1990s, he was the Chief Financial Officer and Senior Vice President of Finance and Development of Mirage Resorts. In various roles, he has participated in the development of numerous major casinos throughout his career, all of which have been successful. These include L’Auberge and the soon-to-open Golden Nugget in Lake Charles, Louisiana; River City and Lumiere Place in St. Louis, Missouri; Casino Magic in Neuquen, Argentina; Bellagio, Treasure Island and Monte Carlo in Las Vegas; and The Borgata in Atlantic City, New Jersey. He worked on Wall Street earlier in his career, as a Chartered Financial Analyst specializing in the casino and hotel industries. Mr. Lee has a Bachelors’ degree in Hotel Administration and a Masters degree in Business Administration, both from Cornell University.

In connection with his appointment as the Company’s Chief Executive Officer, the Company’s compensation committee of the board of directors approved the grant to Mr. Lee of a stock option to purchase 943,834 shares of the Company’s common stock at an exercise price per share equal to the closing price of Company’s common stock on the grant date. Mr. Lee’s option is scheduled to vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting in substantially equal installments over the following three years (subject to full or partial accelerated vesting on a qualifying termination of employment or a change in control of the Company). The stock option was granted as a material component of Mr. Lee’s compensation and decision to enter into employment with the Company and was granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4).

As part of the agreement, Messrs. Lee, Tirpak and Thomas have withdrawn their solicitation statement calling for a special meeting of shareholders and will cease all further solicitation efforts. The settlement document will be filed with the Securities and Exchange Commission.

The Company believes that the settlement agreement is in the best interests of stockholders and resolves the issues raised by the concerned stockholder group in a favorable manner for all parties. The Company looks forward to working with the new members of the Board and management in its continued efforts to maximize stockholder value. Accordingly, and with the concurrence of the reconstituted board, the Company looks forward to continuing to work with its financial advisors to evaluate all strategic alternatives for the company.

“I would like to thank the incumbent Full House Board for working with us to position the Company for future success,” stated Full House’s new CEO, Daniel R. Lee. “I would also like to thank Andre and Mark for their many years of  service with the Company  and wish them well in their future endeavors.  Finally, I look forward to meeting all of the Full House employees and to working together to make Full House Resorts into a strong and successful company building value for shareholders.”

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities throughout the country. The Rising Star Riverboat Casino in Rising Sun, Indiana has 35,000 square feet of gaming space with 940 slot and video poker machines and 30 table games. The property includes 294 hotel rooms, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. The Silver Slipper Casino in Hancock County, Mississippi, has 37,000 square feet of gaming space with almost 1,000 slot and video poker machines, 26 table games, and the only live Keno game on the Gulf Coast. The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars. Stockman’s Casino in Fallon, Nevada has 8,400 square feet of gaming space with approximately 265 gaming machines, four table games and a keno game. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain a gaming license in Indiana, Nevada and Mississippi, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry, including competition from Ohio casinos. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

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For further information, contact:

Deborah Pierce
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com

or

Jacques Cornet

ICR

646-277-1285

investors@fullhouseresorts.com